Exhibit 10.2

April 21, 2023

Bernardo Fiaux

345 E. Wacker Drive

Apt. 1607

Chicago, IL 60601

Dear Bernardo:

We are pleased to extend to you an offer of employment for the position of Chief Financial Officer at Whole Earth Brands, Inc. (the “Company”). Summarized below are the principal terms of our employment offer (“Offer Letter”).

•	Your starting date will be April 24, 2023 or such earlier date as may be agreed with the Company.
•	Your base salary (“Base Salary”) will be paid at the rate of $325,000 USD per year, subject to appropriate tax withholdings and deductions, payable in accordance with the Company’s normal payroll cycle.
•	After the end of each calendar year in which you are employed, you will be eligible for a discretionary annual incentive bonus starting in 2023 based on performance to budget of Whole Earth Brands, Inc. (“WEB”) and such other performance metrics that may be set annually, with a target level of 100% of Base Salary. Bonus will be based on EBITDA attainment vs. budget. Final determination of the year-end bonus is in the sole discretion of the Company. For purposes of clarity, your 2023 bonus will be multiplied by a fraction, the numerator of which is the number of days you are employed during 2023, and the denominator of which is 365, to reflect pro-ration.
•	Subject to approval by the board of directors of the Company (“Board”), you shall be eligible for a discretionary annual stock award (“Discretionary Award”) under the Company’s 2020 Long-Term Incentive Plan (“LTIP”) of $500,000 USD per year, for a period of four years beginning from the start date, paid in cash or stock at the discretion of the Company’s compensation committee comprised of: i) 89,286 restricted stock units (both time-based and performance-based); and ii) $250,000, in each case, provided you continue to be employed prior to vesting and subject to the other provisions in this Offer Letter and subject to such additional terms and conditions to be set forth in award agreements to be entered into by and between you and the Company.
•	You will be eligible for 3 weeks’ (15 days) vacation on an annualized basis, which shall be prorated for any partial year of service.
•	Subject to approval by the Board, I will recommend the board provide a one-time “kicker” equity award under the Company’s LTIP consisting of performance-based restricted stock units of the Company in respect of 200,000 shares of Common Stock (the “Kicker PSUs”), which shall vest upon achievement of the following performance goal (“Performance Goal”): the Company stock trades for 30 consecutive trading days above $10 per share between the 12-month anniversary and 36-month anniversary of the Kicker PSUs grant date. If the Performance Goal is not achieved prior to the 36-month anniversary of the grant date, the Kicker PSUs shall expire, and can only be extended at the Board’s discretion. In the event a Change in Control (“Change in Control” shall have the meaning as defined in the LTIP) of the Company occurs after the 12-month anniversary of the Kicker PSUs grant, 100,000 of the Kicker PSUs shall vest as of the date of such Change in Control in the Board’s discretion, provided you continue to be employed through the date of the Change in Control. If the Change in Control occurs prior to the 12-month anniversary of the grant, the Kicker PSUs will expire without vesting.

•	You shall be entitled to all benefits for which you are eligible under the employee benefit plans of the Company, which may include, without limitation, any 401(k) plan, life insurance, disability insurance, health insurance, or other so-called “fringe” benefit plans or policies, which benefits may be amended, modified or terminated in Company’s discretion. The Company’s benefit programs are described in separate official plan documents, the terms of which govern these benefits.
•	In the event of a termination by the Company without cause, excluding death or disability, you shall be entitled to: i) severance of six months’ Base Salary (the “Severance Period”), payable during the Company’s normal payroll cycle; and ii) up to 50% of your unvested Discretionary Award for the year in which you are terminated, which shall vest, if at all, as approved by the Board in its sole discretion, immediately upon termination, payable in cash or stock at the Company’s discretion.
•	All of the severance payments described herein are conditioned on your execution, delivery and non-revocation of the general waiver and release of claims within 21 days following your termination of employment (the “Release Condition”). Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (“Section 409A”) of the Internal Revenue Code shall commence five (5) days after the Release Condition is satisfied. Payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required by Section 409A); provided that the Release Condition is satisfied.
•	The Company's severance obligations are subject to your duty to mitigate damages by seeking other employment provided, however, that you shall not be required to accept a position of lesser importance or of substantially different character than the position held with the Company immediately prior to the effective date of termination or in a location outside of the Chicago metropolitan area. To the extent that you shall earn compensation during the Severance Period (without regard to when such compensation is paid), the severance payments of Base Salary to be made by the Company shall be correspondingly reduced.
•	The Company may at any time by written notice to you terminate your employment for Cause (as defined hereunder), and upon such termination, you shall not be entitled to receive any amounts or benefits hereunder, except any as shall have been earned to the date of such termination. For purposes of this letter, “cause” shall mean: in the event of gross neglect by you of your duties hereunder, your conviction of any felony, your conviction of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by you in connection with the performance of any material portion of your duties hereunder on your part which would make your continued employment by either Company materially prejudicial to the best interests of such Company.
•	The Company may withhold from any amounts payable under hereunder such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.
•	During your employment and for 12 months thereafter (the “Non-Compete Period”), you shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; you shall not engage in such business on your own account; and you shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that nothing contained in this section shall be deemed to prohibit you from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation. You further agree that while you are employed by the Company and during the Non-Compete Period, you will not hire or attempt to hire any employee of the Company or any of its affiliates, assist in such hiring by any person, encourage any such employee to terminate his or her relationship with the Company or any of its affiliates, or solicit or encourage any customer or vendor of the Company or any of its affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates.

•	You represent and warrant that all statements made to the Company regarding your prior employment, including but not limited to your compensation and bonus information, are true and correct representations and you further understand and agree that the Company has relied on these representations. A violation of this paragraph shall be considered a material breach of this agreement.
•	This offer is contingent upon your satisfactory completion of the Company’s pre-employment background checks. Please note that your employment with the Company is also contingent upon your execution of a Confidentiality Agreement. You hereby represent and warrant that you are not subject to any other agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by your performance of services hereunder. The validity, interpretations, construction and performance of this agreement shall be governed by the laws of the State of Illinois without giving effect to conflict of laws principles.

If you accept employment with the Company, you agree to follow the rules and regulations of the Company. Please understand that the Company reserves the right to modify, supplement and discontinue all policies, rules, benefit plans and programs at any time in its sole discretion.

The Company is required by law to obtain documentation of employment authorization and identity within three days of your start date. As a condition of employment, you are required to complete the I-9 form included in your new hire kit and bring, within three days of your start date, the documentation of employment authorization and identity described on the reverse side of the I-9 form.

You acknowledge that no other promises or representations were made to you other than as set forth in this letter, and that no other inducement caused you to sign this letter. If you accept the terms of this offer of employment, please sign this letter and return it to me by April 23, 2023.

We look forward to working with you in your new position.

Very truly yours,

/s/ Mikey Franklin
Mikey Franklin
Interim Chief Executive Officer

Accepted:	/s/ Bernardo Fiaux	Date: 4/21/2023
Bernardo Fiaux

We call your attention to the fact that; notwithstanding the offer outlined in this letter, your employment is “at will” and can be terminated, with or without cause or notice, at any time, at the option of either the employee or the Company. No representative of the Company, except the Chief Executive Officer, has the authority to enter into any agreement where employment is guaranteed for any specified period of time or to make any agreement contrary to the foregoing and any such agreements are null and void, and you should not rely on any representations to the contrary.